Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND AMALGAMATION

This Agreement and Plan of Merger and Amalgamation (this “Agreement”) is entered into as of ____________, 2024, by and among Athena Gold Corporation, a Delaware corporation (“Athena Delaware”), and Nova Athena Gold Corp. a British Columbia, Canada company (“Athena BC”), a subsidiary of Athena Delaware.

PRELIMINARY STATEMENTS

A. The board of directors of Athena Delaware (the “Board”) and the board of directors of Athena BC (the “BC Board”) have unanimously determined that it is advisable and in the best interests of their stockholders to reorganize the corporate structure of Athena Delaware pursuant to which Athena Delaware shall merge and amalgamate with and into Athena BC with Athena BC as the surviving corporation (the “Merger”).

B. The Board, and the BC Board have unanimously approved the Merger, this Agreement and, to the extent applicable to them, the other transactions described herein or contemplated hereby, pursuant to which Athena BC shall be the surviving corporation in the Merger, all upon the terms and subject to the conditions set forth in this Agreement, and whereby each outstanding share of common stock, par value $0.0001 per share, of Athena Delaware (“Common Stock”), other than those shares of Common Stock held by Athena Delaware in treasury or by any subsidiaries of Athena Delaware (but not any shares held for the benefit of any employee or director benefit plan), shall be converted into the right to receive one common share of Athena BC, without par value (collectively, the “Common Shares”), all upon the terms and subject to the conditions set forth in this Agreement.

C. Athena Delaware as the majority shareholder of Athena BC has approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein or contemplated hereby.

D. The Merger requires, among other things, the adoption of this Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon.

E. Athena Delaware and Athena BC intend for the Merger to qualify as a reorganization under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Treasury Regulations”).

F. Athena Delaware and Athena BC further intend for this Agreement to constitute a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations.

AGREEMENT

In consideration of the foregoing, of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER AND AMALGAMTION

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time Athena Delaware shall merge with and into Athena BC in accordance with this Agreement and the separate corporate existence of Athena Delaware shall thereupon cease. From and after the Effective Time and in accordance with the DGCL, Athena BC shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects set forth in the DGCL.

Section 1.2 Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law or this Agreement, waiver of the conditions set forth in Article V, and if this Agreement shall not have been terminated as provided in Section 6.1, Athena Delaware and Athena BC shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 258 of the DGCL to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (or such later date and time as the parties hereto shall agree, which shall be reflected in the Certificate of Merger) (the “Effective Time”).

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Section 1.3 The Amalgamation. Athena Delaware and Athena BC agree to amalgamate, pursuant to the provisions of the British Columbia Business Corporations Act (the “Corporations Act”), and to continue as the Surviving Corporation effective as of the Effective Time, and shall file the Amalgamation Application attached hereto as Schedule “A”. The registered and records office address of the Surviving Corporation shall be located at ________________________________________________ unless changed in accordance with the Corporations Act. The Surviving Corporation shall be authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, having attached thereto rights and restrictions. There shall be no restrictions on the business that the Surviving Corporation is authorized to carry on or on the powers the Surviving Corporation may exercise.

ARTICLE II
CHARTER DOCUMENTS;
DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

Section 2.1 Name of the Surviving Corporation. The name of the Surviving Corporation shall be “Athena Gold Corporation”

Section 2.2 Notice of Articles of Amalgamation of the Surviving Corporation. From and after the Effective Time, the Notice of Articles of Amalgamation of Athena BC in effect immediately prior to the Effective Time shall be the Notice of Articles of Amalgamation of the Surviving Corporation, until duly amended in accordance with its terms and applicable law.

Section 2.3 Articles of Surviving Corporation. From and after the Effective Time, the Articles of Athena BC in effect immediately prior to the Effective Time shall be the Articles of the Surviving Corporation, until duly amended in accordance with their terms and applicable law.

Section 2.4 Directors of Surviving Corporation. From and after the Effective Time, the directors of Athena BC immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed. The first directors of the Surviving Corporation shall be the persons whose names and addresses appear below:

Full Name	Prescribed Address
Koby Kushner David Goodman John C. Power Brian E. Power John E. Hiner

Such directors shall hold office until the next annual meeting of shareholders of the Surviving Corporation or until their successors are elected or appointed.

Section 2.5 Officers of Surviving Corporation. From and after the Effective Time, the officers of Athena BC immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed. The full names and offices of the first officers of the Surviving Corporation are:

Full Name	Officer
Koby Kushner	President and CEO
David Goodman	Chairman
Ty Minnick John C. Power	CFO Secretary

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CANCELLATION AND CONVERSION OF STOCK

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Stock in Athena Delaware or the Athena Delaware shareholdings in Athena BC:

(a) Cancellation of Certain Common Stock. Each issued share of Common Stock that is owned or held by Athena Delaware (as a treasury share or otherwise) or by any subsidiaries of Athena Delaware (excluding, for the avoidance of doubt, any shares of Common Stock held in or for the benefit of any employee or director or otherwise held in trust, managed, custodial or nominee accounts and the like, including in respect of any employee or director benefit plans of Athena Delaware or its subsidiaries) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable hereunder in connection with such cancellation.

(b) Conversion of Remaining Common Stock. Subject to Section 3.2(m), each outstanding share of Common Stock (other than the issued shares of Common Stock referenced in Section 3.1(a)) shall be converted into and shall become the right to receive one validly issued, fully paid and non-assessable Common Share.

(c) Equity Incentive Plans. At the Effective Time, all outstanding options, awards of restricted stock or restricted stock units over Common Stock or other rights to purchase, acquire or receive shares of Common Stock (or the right to receive benefits or amounts by reference to those shares or their share price) under any of Athena Delaware’s equity incentive plans, compensation plans and other benefit plans, agreements, awards and other similar arrangements (“Equity Plans”) shall be converted into options, awards of restricted stock or restricted stock units over Common Shares or other rights to purchase, acquire or receive Common Shares (or the right to receive benefits or amounts by reference to Common Shares or their share price), as applicable, on a one-for-one basis, as further described in Article IV.

Section 3.2 Surrender and Exchange of Shares.

(a) Following the date of this Agreement and in any event prior to the Effective Time, Athena BC shall select a bank or trust company to act as exchange agent in connection with the Merger (including any successor and together with any other bank or trust company also selected by the Surviving Corporation, the “Exchange Agent”) for the purpose of delivering or causing to be delivered to each holder of Common Stock those Common Shares and any cash in lieu of fractional interests to which such holder shall become entitled to receive with respect to such holder’s shares of Common Stock pursuant to this Article III. The Exchange Agent shall act as agent for each holder of shares of Common Stock in connection therewith.

(b) The Exchange Agent shall act as the agent for each holder of shares of Common Stock to receive the Common Shares that such holder shall become entitled to receive with respect to such holder’s shares of Common Stock pursuant to this Article III.

(c) At or following the Effective Time, Athena BC shall cause the deposit with the Exchange Agent, from time to time, of (i) such number of Common Shares, in such denominations as the Exchange Agent shall specify, as are deliverable pursuant to Section 3.1 and which, unless Athena BC otherwise determines, shall be deposited with the Exchange Agent through the facilities of The Depository Trust Company (“DTC”), and (ii) such amount of cash that is payable pursuant to this Article III, in each case in respect of shares of Common Stock for which Certificates (as defined below) are expected to be properly delivered to the Exchange Agent.

(d) Except as the Surviving Corporation and Athena BC shall otherwise determine, all Common Shares and cash in lieu of fractional interests, if any, deliverable in respect of shares of Common Stock held of record (other than such shares held of record by Cede & Co., as nominee for DTC) shall not be delivered to such holders of record directly, but shall be delivered instead to a bank or trust company selected by the Surviving Corporation and Athena BC that is a participant in the facilities of DTC (the “Custodian”), which Custodian shall initially hold such shares for the benefit of such holders.

(e) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder of shares of Common Stock immediately prior to the Effective Time, a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to any Certificates held by such holder representing such shares of Common Stock shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent.

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(f) Each holder of shares of Common Stock that are represented by certificates (“Certificates”) shall be entitled to receive in exchange for such holder’s shares of Common Stock that are represented by Certificates (excluding the holders of Dissenting Shares as defined herein), upon surrender to the Exchange Agent of one or more Certificates, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the number of whole Common Shares into which such holder’s shares of Common Stock represented by such holder’s properly surrendered Certificate(s) were converted in accordance with Section 3.1 and any cash dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(g) If delivery of Common Shares is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of delivery that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or delivery shall have (i) paid to the Exchange Agent any transfer and other taxes required by reason of the delivery of the Common Shares to a person other than the registered holder of the Certificate surrendered or (ii) shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. Until so surrendered, each Certificate shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Common Shares as contemplated by this Article III and any cash dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(h) At the Effective Time, the stock transfer books of Athena Delaware shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(i) Any Common Shares to be delivered plus any cash dividend or other distribution that a former holder of shares of Common Stock has the right to receive pursuant to this Article III that remains unclaimed by any former holder of shares of Common Stock after the Effective Time shall be held by the Exchange Agent. Any portion of such securities or funds that remains undistributed to the former holders of shares of Common Stock on the anniversary of the Effective Time shall be delivered to Athena BC’s designee upon demand and any former holder of shares of Common Stock who has not theretofore complied with this Article III shall thereafter look only to Athena BC for payment of any consideration due to it hereunder. None of the Surviving Corporation, Athena BC, the Exchange Agent or any of their affiliates shall be liable to any former holder of shares of Common Stock for any securities properly delivered or any amount properly paid by the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property or escheat or similar law nine months after the Effective Time. If any Certificate has not been surrendered prior to the second anniversary of the Effective Time (or immediately prior to an earlier date on which the Common Shares in respect of the Certificate would otherwise escheat to or become the property of any governmental entity), any cash, share dividends and distributions otherwise payable in respect of the Certificate shall, to the extent permitted by applicable law, become the property of Athena BC, free and clear of all claims or interest of any person previously entitled thereto.

(j) No dividends or other distributions with respect to Common Shares deliverable with respect to the shares of Common Stock shall be paid to the holder of any unsurrendered Certificates until after those Certificates are surrendered as provided in this Article III. After such surrender, there shall be delivered and/or paid to the holder of the Common Shares delivered in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those Common Shares with a record date on or after the date of the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those Common Shares with a record date on or after the date of the Effective Time, but with a payment date subsequent to surrender.

(k) No holder of Common Stock shall be entitled to exercise voting or other stockholder rights with respect to Common Shares deliverable with respect to such Common Stock until after such holder has surrendered the Certificates, if any, representing such Common Stock as provided in this Article III.

(l) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Common Shares deliverable in respect of the shares of Common Stock represented by the Certificate pursuant to this Article III.

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(m) Each holder of shares of Common Stock otherwise entitled to receive a fractional interest in an Common Share pursuant to the terms of this Article III shall be entitled to receive, in accordance with the provisions of this Section 3.2(m), a cash payment (without interest) in lieu of such fractional interest in an Common Share determined by multiplying the fractional interest in an Common Share to which such holder would otherwise be entitled by the closing price for Common Stock as reported on the OTC QB Tier operated by OTC Markets Inc. (“OTCQB”) on the last trading day prior to the date on which the Effective Time occurs. For purposes of this Section 3.2(m), all fractional interests to which a single holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. Any cash payment in lieu of a fractional interest shall be made in U.S. dollars and shall be rounded to the nearest cent.

(n) Notwithstanding anything in this Agreement to the contrary, the parties hereto and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of shares of Common Stock pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the relevant party shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any former holder of shares of Common Stock, sold this consideration for an amount of cash equal to the fair market value of the consideration at the time of the deemed sale and paid these cash proceeds to the appropriate taxing authority.

Section 3.3 Dissenters’ Rights. Each outstanding share of Common Stock, the holder of which has not approved the Merger transaction and demanded and perfected its demand for payment of the fair value of its shares in accordance with the DGCL applicable corporate laws (“Appraisal Rights”) and has not effectively withdrawn or lost its right to such payment (“Dissenting Shares”) shall not be converted into or represent a right to receive Common Shares pursuant to Section 3.2(f) hereof, and the holder thereof shall be entitled only to such rights as are granted by the Appraisal Rights. Each holder of Dissenting Shares who becomes entitled to payment for its shares of Common Stock pursuant to Appraisal Rights shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights).

ARTICLE IV
EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

Section 4.1 Assignment and Assumption of Equity Plans.

(a) At the Effective Time, Athena Delaware shall assign to Athena BC, and Athena BC shall adopt and assume the rights and obligations of Athena Delaware under any Athena Delaware Stock Option or Incentive Plans, as amended (the “Incentive Plans”), including for purposes of Athena BC granting new equity awards after the Effective Time, and such other plans, if any, so authorized by the Board (the “Assumed Plans”).

(b) At the Effective Time, Athena Delaware shall assign to Athena BC and Athena BC shall assume all rights and obligations of Athena Delaware with respect to all outstanding equity awards granted under any Equity Plans, including outstanding awards granted under the Incentive Plans, as amended, prior to the Effective Time, unless otherwise determined by the Board or the BC Board.

(c) To the extent an Equity Plan provides for the award of incentive stock options pursuant to Section 422 of the Code, approval of such plan prior to the Effective Time by Athena Delaware, as shareholder of Athena BC, shall be deemed, as of the Effective Time, to constitute shareholder approval of such Equity Plan and the issuance or delivery of Common Shares under the share limitations set forth thereunder for purposes of Section 422(b) of the Code, to the extent such shareholder approval is required. To the extent an Equity Plan is amended for purposes of facilitating compliance with British Columbia law, the Canadian Securities Exchange or otherwise in connection with the Merger, including for purposes of compliance with the exemption applicable to employee share schemes under the Corporations Act from certain provisions contained in the Corporations Act, adoption of this Agreement shall be deemed to constitute shareholder approval of such amendments.

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Section 4.2 Application of Equity Plans to Common Shares. To the extent any Equity Plan provides for the grant, issuance, delivery or purchase of, or otherwise relates to, options, awards of restricted stock or restricted stock units or other rights to purchase, acquire or receive shares of Common Stock (or the right to receive benefits or amounts by reference to those shares or their share price), from and after the Effective Time, Athena BC (or Athena Delaware, if applicable) shall cause such Equity Plan to be amended to provide for the grant, issuance, delivery, acquisition or purchase of, or otherwise relate to Common Shares, as applicable, and all options or awards issued, or benefits available or based upon (including by reference to) the value of a specified number of shares of Common Stock, under such Equity Plans after the Effective Time shall entitle the holder thereof to purchase or receive, or receive payment based on (including by reference to), as applicable, an equal number of Common Shares in accordance with the terms of such Equity Plans. Except as provided in this Section 4.2 and for certain amendments to the Equity Plans to reflect the Merger and comply or facilitate compliance with applicable British Columbia and/or U.S. corporate, regulatory and tax law requirements, including (without limitation) amendments for purposes of compliance with the exemption applicable to employee share schemes under the Corporations Act from certain provisions contained in the Corporations Act, the outstanding options, restricted stock awards, restricted stock unit awards or other equity-based awards or benefits available under the terms of any Equity Plan at and following the Effective Time shall be subject to the same terms and conditions as under such Equity Plan and the agreements relating thereto immediately prior to the Effective Time (including, for greater certainty, having the same exercise or measurement price). Notwithstanding the foregoing, the number of Common Shares, as applicable, issuable or available upon the exercise, payment, issuance or availability of such option, award or benefit immediately after the Effective Time, and the exercise or measurement price of each such option, award or benefit, shall be subject to adjustment by Athena BC, (or Athena Delaware, if applicable) only to the extent necessary to comply with British Columbia and/or U.S. law. The foregoing adjustments shall be made in accordance with British Columbia and/or U.S. law (and administrative practice of applicable governmental authorities), including but not limited to (a) Section 409A of the Code and (b) the Treasury Regulations promulgated thereunder, to the extent such provisions are applicable to an option, award, or benefit.

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to the Obligations of Each Party. The obligations of the respective parties hereto to effect the Merger are subject to the satisfaction or waiver (if permitted by and subject to applicable law, unless otherwise indicated) of the following conditions:

(a) the adoption of this Agreement shall have been approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon;

(b) Athena Delaware shall have obtained any required consents, amendments and/or waivers with respect to its material contracts, and (ii) any other material credit and debt arrangements to which Athena Delaware is a party, to the consummation of the Merger without triggering any acceleration or other material adverse consequences for Athena Delaware or Athena BC or other obligors thereunder;

(c) the Common Shares shall have been authorized for listing on the Canadian Securities Exchange, subject to official notice of issuance and satisfaction of other standard conditions;

(d) Davidson & Company LLP tax counsel to Athena Delaware and Athena BC, shall have delivered a tax opinion, as of the effective date of the Merger, in form and substance acceptable to Athena BC;

(e) the registration statement on Form S-4/A of F-4 (as applicable), filed with the U.S. Securities and Exchange Commission by Athena BC in connection with the offer of the Common Shares to be delivered as consideration pursuant to the Merger (the “Registration Statement”), shall have become effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order with respect thereto shall be in effect;

(f) no decree, order or injunction shall have been in effect with respect to the Registration Statement;

(g) no law or order prohibiting or pending lawsuit seeking to prohibit the Merger shall have been issued or filed by any competent U.S., Canada or British Columbia governmental entity;

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(h) other than the filing of the Certificate of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to any governmental or regulatory authority required of Athena Delaware, Athena BC or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including without limitation any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable British Columbia securities laws, shall have been obtained or made;

(i) the Common Shares shall have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates;

(j) Athena BC has at all times, is and shall be solvent (and this condition shall not be subject to waiver); and

(k) Not in excess of 2% of the total issued and outstanding shares of Common Stock shall constitute Dissenting Shares as at the Effective Time of the Merger.

ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER

Section 6.1 Termination. This Agreement may be terminated and the Merger abandoned by action of the Board at any time prior to or after approval of the adoption of this Agreement by the stockholders of Athena Delaware, but before the Effective Time.

Section 6.2 Effect of Termination. In the event this Agreement is terminated as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Athena Delaware, Athena BC or any of their affiliates.

Section 6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after the stockholders of Athena Delaware approve the adoption of this Agreement; provided, however, that after any such adoption by the Athena Delaware stockholders, this Agreement shall not be further amended without the approval of the Athena Delaware stockholders unless any such amendment shall not require the approval of such stockholders under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.4 Waiver. At any time prior to the Effective Time, the parties hereto may waive compliance with any of the agreements or covenants contained in this Agreement, or may (if permitted by and subject to applicable law) waive any of the conditions to the consummation of the Merger contained in this Agreement. Any agreement to any such waiver on behalf of a party hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII
COVENANTS

Section 7.1 Rule 16b-3 Approval. Athena Delaware and Athena BC shall take, and cause their respective subsidiaries to take, all such steps as may reasonably be required to cause the transactions contemplated by Section 3.1 and any other dispositions of Athena Delaware equity securities (including derivative securities thereof) or acquisitions of Common Shares (including derivative securities thereof) in connection with this Agreement by each individual who (a) is a director or officer of Athena Delaware, or (b) at the Effective Time, is or shall become a director or officer of Athena BC, to be exempt under Rule 16b-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise), without the prior written consent of each of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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Section 8.2 Entire Agreement. This Agreement and any documents delivered by the parties hereto in connection (including any subscription agreement between one or more of the parties hereto) herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties hereto with respect thereto.

Section 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws that would apply any other law.

Section 8.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by each of the parties hereto.

Section 8.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties hereto only and shall be given no substantive or interpretative effect whatsoever.

Section 8.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision shall be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

(Remainder of page intentionally left blank)

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The parties hereto have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ATHENA GOLD CORPORATION

By:	/s/
Name:
Title:

NOVA ATHENA GOLD CORP.

By:	/s/
Name:
Title:

(Signature Page to Agreement and Plan of Merger)

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SCHEDULE A

Amalgamation Application

AMALGAMATION APPLICATION

FORM 13 – BC COMPANY

A. INITIAL INFORMATION - When the amalgamation is complete, your company will be a BC limited company.

What kind of company (ies) will be involved in this amalgamation ?

(Check all applicable boxes.)

X	BC	Company

BC	unlimited liability company

B. NAME OF COMPANY

The amalgamated company is to adopt, as its name, the name of one of the amalgamating companies.

The name of the amalgamating company being adopted is: ATHENA GOLD CORPORATION

The incorporation number of that company is:

C. AMALGAMATION STATEMENT – Please indicate the statement applicable to this amalgamation

X Without Court Approval:

This amalgamation has been effected without court approval. A copy of all of the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company’s records office.

D. AMALGAMATION EFFECTIVE DATE – Choose one of the following:

X The amalgamation is to take effect at the time that this application is filed with the registrar.

E. AMALGAMATING CORPORATIONS

Enter the name of each amalgamating corporation below. For each company, enter the incorporation number. If the amalgamating corporation is a foreign corporation, enter the foreign corporation’s jurisdiction and if registered in BC as an extraprovincial company, enter the extraprovincial company’s registration number. Attach an additional sheet if more space is required.

NAME OF AMALGAMATING CORPORATION	BC INCORPORTION NUMBER OR EXTRAPROVINCIAL REGISTRATION NUMBER IN BC	FOREIGN CORPORATION’S JURISDICTION
NOVA ATHENA GOLD CORP.	BC 1503406

ATHENA GOLD CORPORATION

F. FORMALITIES TO AMALGAMATION

If any amalgamating corporation is a foreign corporation, section 275 (1)(b) requires an authorization for the amalgamation from the foreign corporation’s jurisdiction to be filed.

G. CERTIFIED CORRECT - I have read this form and found it to be correct.

This form must be signed by an authorized signing authority for each of the amalgamating companies as set out in Item E.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED